Exhibit 99.5

Independent Auditor’s Report

To the Board of Directors and Members of

GETCO Holding Company, LLC and Subsidiaries:

We have audited the accompanying consolidated financial statements of GETCO Holding Company, LLC and its subsidiaries, which comprise the consolidated statements of financial condition as of December 31, 2012 and December 31, 2011 and the related consolidated statements of comprehensive income, of changes in liabilities subordinated to claims of general creditors, of changes in member’s equity and of cash flows for each of the three years in the period ended December 31, 2012.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GETCO Holding Company, LLC and its subsidiaries at December 31, 2012 and December 31, 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in accordance with accounting principles generally accepted in the United States of America.

April 1, 2013

PricewaterhouseCoopers LLP, One North Wacker, Chicago, IL 60606

T: (312) 298 2000, F: (312) 298 2001, www.pwc.com/us

GETCO Holding Company, LLC and Subsidiaries

Consolidated Statements of Financial Condition

December 31, 2012 and 2011

(in thousands)	2012	2011
Assets
Cash and cash equivalents	$427,631	$607,689
Receivables from exchanges	11,544	12,478
Receivables from clearing brokers and clearing organizations	85,282	95,516
Deposits with clearing organizations and exchanges	43,245	69,253
Securities and options owned, at fair value:
Equity securities	381,991	126,471
Listed equity options	92,305	83,417
Debt securities	183,637	30,893

Total securities and options owned, at fair value	657,933	240,781
Securities borrowed	55,141	23,728
Exchange memberships, at cost (fair value $5,042 and $9,556 at December 31, 2012 and 2011, respectively)	6,267	8,039
Investments	245,398	90,703
Intangibles and goodwill, net of amortization	50,768	56,286
Fixed assets and leasehold improvements, net	83,341	76,211
Other receivables and other assets	20,986	21,671

Total assets	$1,687,536	$1,302,355

Liabilities and Members’ Equity
Securities and options sold, not yet purchased, at fair value:
Equity securities	$423,740	$87,980
Listed equity options	69,757	52,550
Debt securities	19,056	—

Total securities and options sold, not yet purchased, at fair value	512,553	140,530
Payables to clearing brokers and clearing organizations	24,185	58,936
Compensation payable	30,197	48,619
Capital lease obligations	24,191	24,461
Notes payable	15,000	15,000
Accounts payable and accrued expenses	115,492	68,299
Distributions payable	107	9,024

Total liabilities	721,725	364,869
Members’ equity	965,811	937,486

Total liabilities and members’ equity	$1,687,536	$1,302,355

The accompanying notes are an integral part of these consolidated financial statements.

GETCO Holding Company, LLC and Subsidiaries

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2012, 2011 and 2010

(in thousands except for per unit data)	2012	2011	2010
Revenues
Trading gains and losses, net	$526,229	$893,300	$865,029
Interest and dividends, net	(1,703)	1,977	112
Income from investments, net	25,754	22,750	—
Other income (loss), net	1,256	(2,556)	1,804

Total revenues	551,536	915,471	866,945

Expenses
Regulatory, exchange and execution fees	185,790	289,025	303,574
Employee compensation and related benefits	161,356	244,948	222,117
Colocation and data line expenses	84,054	81,436	55,169
Depreciation and amortization	34,939	45,675	46,612
Professional fees	19,236	23,209	15,393
Occupancy, communication and office	16,046	13,306	10,071
Travel and entertainment	8,856	12,717	10,089
Computer supplies and maintenance	5,955	5,247	6,142
Order flow expense	3,266	3,323	4,086
Interest expense on corporate borrowings and capital lease obligations	2,665	1,299	740
Other expenses	2,946	1,745	3,262

Total expenses	525,109	721,930	677,255

Income before income taxes	26,427	193,541	189,690
Provision for income taxes	10,276	30,841	27,834

Net income	$16,151	$162,700	$161,856

Net income attributable to preferred and participating units	$4,987	$48,452	$55,103

Net income available to common units	$11,164	$114,248	$106,753

Basic and diluted earnings per common unit	$1.29	$12.79	$12.12

Weighted average common units outstanding	8,639	8,930	8,809

Other comprehensive income:
Unrealized gains on available for sale securities	$114,319	$—	$—

Total comprehensive income	$130,470	$162,700	$161,856

The accompanying notes are an integral part of these consolidated financial statements.

GETCO Holding Company, LLC and Subsidiaries

Consolidated Statements of Changes in Liabilities Subordinated to Claims of General Creditors

Years ended December 31, 2012 and 2011

(in thousands)	Subordinated Borrowings
Balance at December 31, 2009	$20,000
Proceeds from subordinated borrowings	—
Repayments of subordinated borrowings	(20,000)

Balance at December 31, 2010	$—

Proceeds from subordinated borrowings	—
Repayments of subordinated borrowings	—

Balance at December 31, 2011	$—

Proceeds from subordinated borrowings	—
Repayments of subordinated borrowings	—

Balance at December 31, 2012

The accompanying notes are an integral part of these consolidated financial statements.

GETCO Holding Company, LLC and Subsidiaries

Consolidated Statements of Changes in Members’ Equity

Years ended December 31, 2012, 2011 and 2010

(in thousands)	Unrestricted Members’ Equity	Unrecognized Compensation	Other Comprehensive Income	Total Members’ Equity
Balance at December 31, 2009	$847,175	$(57,317)	$—	$789,858
Contributions	31,420	19,294	—	50,714
Repurchase of membership interests	(7,941)	—	—	(7,941)
Distributions	(123,918)	—	—	(123,918)
Net income	161,856	—	—	161,856

Balance at December 31, 2010	$908,592	$(38,023)	$—	$870,569
Contributions	48,789	(5,745)	—	43,044
Repurchase of membership interests	(15,410)	—	—	(15,410)
Distributions	(123,417)	—	—	(123,417)
Net income	162,700	—	—	162,700

Balance at December 31, 2011	$981,254	$(43,768)	$—	$937,486
Contributions	12,695	24,829	—	37,524
Repurchase of membership interests	(111,525)	—	—	(111,525)
Distributions	(28,144)	—	—	(28,144)
Net income	16,151	—	114,319	130,470

Balance at December 31, 2012	$870,431	$(18,939)	$114,319	$965,811

The accompanying notes are an integral part of these consolidated financial statements.

GETCO Holding Company, LLC and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2012, 2011 and 2010

(in thousands)	2012	2011	2010
Cash flows from operating activities
Net income	$16,151	$162,700	$161,856
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Income from investments, net	(25,754)	(22,750)	—
Reclassification of stock in exchange to securities owned	(1,268)	—	—
Gain on sale of exchange membership	(284)	—	—
Write down of leasehold improvements	—	—	149
Equity unit award compensation	12,320	43,044	50,714
Depreciation and amortization	34,939	45,675	46,463
Amortization of debt issuance costs	276	—	—
Changes in operating assets and liabilities
Receivables from exchanges	934	12,512	8,253
Receivables from/payables to clearing brokers and clearing organizations, net	(24,517)	157,311	(175,407)
Deposits with clearing organizations and exchanges	26,008	(18,093)	(5,446)
Securities and options owned and sold, not yet purchased, net	(42,089)	(191,398)	134,939
Securities borrowed	(31,413)	11,535	(25,230)
Other receivables and other assets	2,558	(3,024)	(7,176)
Compensation payable	(18,422)	10,604	802
Accounts payable and accrued expenses	(13,955)	15,012	(9,534)

Net cash (used in) provided by operating activities	(64,516)	223,128	180,383

Cash flows from investing activities
Purchase of exchange memberships	(490)	(373)	(419)
Proceeds from sale of exchange memberships	—	385	—
Purchase of fixed assets and leasehold improvements	(31,389)	(62,790)	(48,699)
Purchase of investments	(90,099)	(5,745)	(2,600)
Sale of investments	3,281	—	—
Acquisition of DMM intangible assets	—	(30,828)	(21,000)
Payments for acquired company	—	(10,945)	—
Proceeds from investment distribution	72,196	662	—

Net cash used in investing activities	(46,501)	(109,634)	(72,718)

Cash flows from financing activities
Proceeds from issuance of notes payable	—	15,000	—
Borrowings under credit facilities	88,750	—	—
Repayment of credit facilities	(88,750)	—	(20,000)
Debt issuance costs	(1,375)	—	—
Borrowings from capital lease obligations	15,558	15,786	27,260
Principal payments under capital lease obligations	(20,990)	(12,979)	(5,605)
Members’ distributions	(37,061)	(122,227)	(125,680)
Repurchase of members’ interest	(25,173)	(15,410)	(7,941)

Net cash used in financing activities	(69,041)	(119,830)	(131,966)

Net change in cash and cash equivalents	(180,058)	(6,336)	(24,301)
Cash and cash equivalents
Beginning of year	$607,689	$614,025	$638,326

End of year	$427,631	$607,689	$614,025

Supplemental disclosure of cash flow information
Cash paid for interest	$8,084	$3,641	$1,711
Cash paid for income taxes	21,789	31,114	23,091
Noncash transactions – unrecognized compensation	(24,829)	5,745	(19,294)

The accompanying notes are an integral part of these consolidated financial statements.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except per share and unit data)

1.	Organization and Description of the Business

Nature of Operations and Organization

GETCO Holding Company, LLC (“GHC”) and its subsidiaries (collectively, the “Company”) conduct a proprietary trading business, engaged in market making, buying, selling and dealing in securities, commodities, options and exchange-traded futures on exchanges worldwide for their own accounts. GHC is governed by the Fifth Amended and Restated Operating Agreement dated March 31, 2012 (the “LLC Agreement”). GHC has two managing members that jointly have power and authority to carry out management responsibilities and control its day-to-day operations.

Operating Segments

The Company has three business segments – Market Making and Execution Services as well as Corporate and Other. The business segments are determined based on the products and services provided as well as the markets and customers that they serve and they reflect the manner in which financial information is currently evaluated by management. The following is a description of the Company’s business segments:

Market Making

The Market Making segment principally consists of market making in securities such as global equities, futures, options, fixed income, commodities, and foreign currencies. As a market maker, the Company commits capital for trade executions by offering to buy securities from, or sell securities to, institutions and broker-dealers. The Market Making segment primarily consists of non-client electronic market making activities in which the Company operates as a market maker in securities quoted and traded on the Nasdaq Stock Market; the over-the-counter (“OTC”) market for New York Stock Exchange (“NYSE”), NYSE Amex Equities (“NYSE Amex”), NYSE Arca listed securities; Chicago Mercantile Exchange (“CME”), Chicago Board Options Exchange (“CBOE”), and several other exchanges primarily located throughout Europe and Asia. The segment provides trade executions as an equities Designated Market Maker (“DMM”) on the NYSE. Market Making also consists of the Company trading securities, using its own capital, with the intent of generating trading revenue.

Execution Services

The Execution Services segment offers access to markets and self-directed trading via its electronic agency-based platforms. In contrast to Market Making, the businesses within this segment generally act as agents to execute transactions and earn commissions. This segment also provides institutions with access to a customizable suite of trading tools which are built to capture advantages across markets.

Corporate and Other

The Corporate and Other segment invests in strategic financial services-oriented opportunities, allocates, deploys and monitors all capital, and maintains corporate overhead expenses and all other income and expenses that are not attributable to the other segments.

Basis of Presentation

GHC was organized in the State of Delaware on October 16, 2002 as a limited liability company. The consolidated financial statements include the accounts of GHC and its wholly owned subsidiaries, including GETCO, LLC (“Getco”), OCTEG, LLC (“Octeg”), GETCO Execution Services (“GES”) and GETCO

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except per share and unit data)

Securities, LLC (“GTS”). Getco is an active clearing member of the Chicago Mercantile Exchange. Octeg, GES and GTS are registered broker-dealers with the Securities and Exchange Commission (the “SEC”). On July 14, 2011, the Company acquired Automat Ltd. (“AT”) and results for the periods only reflect AT results for periods subsequent to that date. GETCO Europe Limited (“GEL”) and Automat Limited (“AT”) are registered with the Financial Services Authority in the United Kingdom. GETCO Execution Services Limited (“GESL”) is a nonregistered intermediary in the United Kingdom. GETCO Asia Pte. Ltd. (“GAL”) is a nonregistered trading firm in Singapore. GETCO Asia Hong Kong Ltd. (“GAHK”) was established in August of 2011 and has applied to become a registered trading firm with the Securities and Futures Commission in Hong Kong. GAHK is a subsidiary of GES. As of May 31, 2011, GETCO Australia Pty. Ltd. (“GAUS”) is a registered trading firm with the Australian Securities and Investments Commission (“ASIC”) in Australia. GAUS is a subsidiary of GAL. Global Colocation Services, LLC (“GCO”), a wholly owned subsidiary, provides network services to the group and is located primarily in the United States. GEL, AT and GAL are also wholly owned subsidiaries of GHC. The primary operating subsidiaries of GHC are Getco, Octeg, GEL, GES, GSL, GAL, GCO, GTS and AT.

Consolidation

All material intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Fair Value of Financial Instruments

Fair value for securities and options owned and securities sold, not yet purchased is estimated using external market quotations. Management estimates the value of other financial instruments recognized on the consolidated statements of financial condition (including receivables, payables and accrued expenses) approximate their fair value as such financial instruments are short-term in nature, bear interest at current market rates or are subject to frequent repricing.

Investments

Investments in privately held operating companies are accounted for on the cost basis in accordance with ASC 323-10 – Investments – Equity Method and Joint Ventures. These investments primarily consist of common stock and partnership interests in securities exchanges in which the company does not own more than 20% of the voting stock of the investment and does not have significant influence. Periodically, management reviews the carrying value of these investments to determine the reasonableness of the recorded value. See Note 6 “Investments” for further information regarding the change in investments for the period.

In 2012, the Company recorded an impairment charge of $1,360 on one of its investment to reflect the reduced ownership percentage in the firm after a capital event in which the Company did not participate. During 2011, the Company recorded a $5,000 impairment charge against one of its investments, and also recognized a $27,750 gain on another investment as a result of a merger transaction involving the investee company. The net gain of $22,750 has been reported in income from investments in the consolidated statements of income. There were no other write-downs or impairments during 2012 or 2011.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except per share and unit data)

In August 2012, the Company invested $87,500 in Series A-1 Cumulative Perpetual Convertible Preferred Stock (“Preferred Share(s)”) of Knight Capital Group, Inc. (“Knight”). Pursuant to ASC 320-10 – Investments – Debt and Equity Securities, the Company has deemed the investment an available for sale security. As an available for sale security, changes in the fair value are recorded through other comprehensive income. Each convertible Preferred Share has a face value of $1,000 per share and the face value can be converted to Class A common shares of Knight at 666.667 shares of Class A common stock of Knight for each Preferred Share of Knight. The value of the investment is marked to the last traded price of Knight common stock for the month using this conversion.

Revenue Recognition

Securities and derivative transactions are recorded on trade date, with related realized and unrealized gains and losses reflected in trading gains and losses, net. Trading gains, including liquidity rebates, are recorded net of trading losses. Expenses related directly to trading activity, including regulatory, exchange, clearing and execution fees are recorded on trade date. Regulatory fees represent primarily SEC Section 31 fees related to equity transactions conducted on exchanges in the United States. Interest income is recorded net of interest expense, except for interest on corporate borrowings and capital lease obligations, on the accrual basis. Dividend income is recognized as of date of record.

Below is a chart which outlines the interest and dividend income and expense for the years ended December 31, 2012, 2011, and 2010, respectively:

	For the year ended, December 31,
	2012	2011	2010
Interest income	$3,074	$1,131	$1,021
Interest expense	(5,431)	(2,342)	(971)
Dividend income	2,253	4,700	567
Dividend witholding tax	(113)	(263)	294
Dividend expense	(1,486)	(1,249)	(799)

Total	$(1,703)	$1,977	$112

Securities Borrowed and Loaned

Securities borrowed and securities loaned transactions are reported as collateralized financings. Securities borrowed transactions require the Company to deposit cash or other collateral with the lender. In securities loaned transactions, the Company receives collateral in the form of cash or other collateral from the counterparty. As of December 31, 2012 and 2011, the market value of collateral delivered in securities borrowed transactions was $50,717 and $20,695, respectively. There were no securities loaned at December 31, 2012 or 2011 or during the years then ended. The collateral is valued daily and the Company may require counterparties to deposit additional collateral or return collateral pledged, as appropriate.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except per share and unit data)

Colocation and Data Line Expenses

Colocation and data line costs include information services, rent, utilities, network communication lines and connections and/or maintenance related costs for co-located server facilities located at or near the various exchanges on which the Company trades.

Income Taxes

GHC is taxed as a partnership and the majority of its subsidiaries are taxed as disregarded limited liability companies under the provisions of the Internal Revenue Code and, accordingly, are not subject to federal income taxes. Instead, the members of GHC are liable for federal income taxes on their proportionate share of taxable income.

GEL, AT, GESL, GAHK, GAUS, and GAL are subject to tax in the jurisdictions in which they operate. Accordingly, these subsidiaries compute a provision for income taxes and file separate tax returns. The effective rates approximate the statutory rates in the jurisdictions in which they operate and there are no significant deferred tax items.

GES, GETCO Trading, LLC (“GTL”), GTS and GETCO Support Services, LLC (“GSS”) are taxed as corporations for tax purposes in the United States. A provision for income tax expense for these subsidiaries is recorded based upon the liability method. GTL files a consolidated federal tax return that includes the income tax expense and liabilities resulting from GES and GTS. Accordingly, federal tax expense attributable to GES and GTS is paid by GTL. Tax expense related to GES and GTS separate state filing requirements are recorded on GES and GTS. GSS files separate federal and state tax returns and any tax expense resulting from GSS operations is recorded on GSS. GTL and GSS are wholly-owned subsidiaries of GHC.

The Company records deferred tax assets and liabilities using currently enacted tax rates in effect for the years in which those temporary differences are expected to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. ASC 740-10 Income Taxes (“ASC 740-10”) requires determining whether a tax position of the Company is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement which could result in the Company recording a tax liability.

The adoption of ASC 740-10 did not have a material impact on the Company’s financial statements. However, the conclusions regarding ASC 740-10 may be subject to review and adjustment at a later date based on factors including, but not limited to, further implementation guidance expected from the FASB, and on-going analyses of tax laws, regulations and interpretations thereof.

Exchange Memberships

Exchange memberships held for operating purposes are carried at cost and reviewed for other than temporary impairment. There were no impairments at December 31, 2012 and 2011 or during the years then ended.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except per share and unit data)

Accounting for Foreign Operations

The Company’s foreign subsidiaries maintain their records using the U.S. Dollar as their functional currency. In accordance with ASC 830-10, Foreign Currency Matters, currency gains and losses related to currency revaluation are recorded through the consolidated statements of income. Monetary assets and liabilities denominated in foreign currency are revalued at the month end closing rate. Foreign exchange gains and losses are recorded net in other income (loss), net.

Cash and Cash Equivalents

The Company defines cash equivalents as all highly liquid investments purchased with an original maturity of three months or less.

Fixed Assets and Leasehold Improvements

Fixed Assets are recorded at cost and depreciated or amortized over the estimated useful lives of the assets which range from three to seven years. Prior to January 1, 2012, fixed assets were depreciated using accelerated methods over their respective useful lives. Beginning January 1, 2012, the Company adopted the straight line depreciation method to reflect greater emphasis on reprogrammable components which lead to significantly slower technological obsolescence of the equipment, the use of computer languages versus packages to provide platforms for more open architecture and the better matching of expense to utilization. As a result, depreciation expense for the current year was lower by $10,221 than if the prior method had been used for the year. Leasehold improvements are amortized on a straight-line basis over the lesser of their useful lives or the life of the relevant lease.

Intangibles and Goodwill

During 2011, the Company acquired 100% of the voting stock of Salina Bay Limited, the holding company of AT which was subsequently dissolved, in a cash transaction with consideration equaling approximately $11,947. AT is a London-based trading house which trade in currency and derivatives markets. The acquisition enhanced the Company’s capabilities in trading foreign exchange both in the cash and futures markets and added new capabilities in mid-frequency trading which could be applied to other markets. The Company, using a third party valuation firm, identified intangible assets, including systems, algorithms and technology, totaling $5,580, goodwill of $4,645 and $1,722 of net tangible assets including cash. The acquired intangibles are amortized over four years with approximately 4 years of amortization remaining. The intangibles and goodwill are reported in the Market Making segment.

During 2010, the Company acquired intangible assets for $21,000 which provides the Company with the exclusive rights to be the DMM for specific stocks traded on the New York Stock Exchange (“NYSE”). During 2011, the Company acquired additional intangible assets for $30,828 from a different seller which allows the Company to be the designated market maker for other NYSE listed stock symbols. Intangible assets, which result from two acquisitions of DMM rights, provide the Company with the exclusive designation of DMM for specific NYSE symbols. Amortization expense is recorded over the estimated useful life, which is twelve years, using the straight-line method. Intangible assets are reviewed for impairment annually or whenever events or changes in business circumstances indicate the carrying value of the assets may not be recoverable. In 2012, the Company revised the estimated useful life of the DMM rights intangible assets from approximately seven years to twelve years. The revision was accounted for prospectively as a change in accounting estimate and, as a result, amortization expense for the twelve months ended December 31, 2012 has been decreased by $2,557. The intangibles have approximately eleven years remaining and are reported in the Market Making segment.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except per share and unit data)

Goodwill is assessed for impairment annually or when events indicate that the amounts may not be recoverable. The Company assesses goodwill for impairment at the reporting unit level. The Company’s reporting units are the components of its business segments for which discrete financial information is available and is regularly reviewed by the Company’s Chief operating decision maker. As part of the assessment for impairment, the Company considers the fair value of the respective reporting unit as well as the overall market value of the Company compared to its net book value. The fair value estimate of the reporting units is principally performed using a discounted cash flow methodology with a risk-adjusted weighted average cost of capital which the Company believes to be the most reliable indicator of the fair values of its respective reporting units. The Company performed its annual goodwill impairment assessment and concluded that there was no impairment at December 31, 2012.

Membership Unit-Based Compensation

The Company follows ASC 718 Compensation – Stock Compensation (“ASC 718”) to account for employee member unit-based compensation. ASC 718 requires entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award, with limited exceptions. The Company has unit-based payment programs as part of its incentive program. The details of the specific plans are outlined in Note 16.

Accounting Standards Updates

In May 2011, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update (“ASU”), to conform existing guidance regarding fair value measurement and related disclosures between U.S. GAAP and International Financial Reporting Standards. The ASU provides guidance on how to measure fair value and additional disclosure requirements. Additional disclosure requirements include transfers between Levels 1 and 2; and for Level 3 fair value measurements, a description of the companies’ valuation processes and additional information about unobservable inputs impacting Level 3 measurements. This ASU is effective prospectively for interim and annual periods beginning on or after December 15, 2011. The Company adopted this ASU effective January 1, 2012, and other than the change in presentation, has determined that the adoption of this ASU has not had a material impact on the Company’s consolidated financial statements.

In June 2011, the FASB issued an ASU related to the presentation of comprehensive income. The ASU will give companies an option to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements; the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity was eliminated. This ASU is effective for interim and annual periods beginning on or after December 15, 2011. The Company adopted this ASU effective January 1, 2012, and other than the change in presentation, has determined that the adoption of this ASU has not had a material impact on the Company’s consolidated financial statements.

In September 2011, the FASB issued an ASU that changed the guidance regarding the testing of goodwill for impairment. The new guidance provides a company the option to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If a company determines that this is the case, it is required to perform the currently prescribed two-step goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment loss to be recognized for that reporting unit, if any. The Company adopted this ASU effective January 1, 2012, and has determined that the adoption of this ASU has not had a material impact on the Company’s consolidated financial statements.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except per share and unit data)

In December 2011, FASB issued an ASU that requires additional disclosures about financial assets and liabilities that are subject to netting arrangements. Under the ASU, financial assets and liabilities must be disclosed at their respective gross asset and liability amounts, the amounts offset on the balance sheet and a description of the respective netting arrangements. The new disclosures are required for annual reporting periods beginning on or after January 1, 2013, and are to be applied retrospectively. Other than the change in disclosures, the Company has determined that the adoption of this ASU will not have a material impact on its consolidated financial statements.

In July 2012 the FASB issued an ASU, which allows a company to first assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test of an indefinite-lived intangible asset. This ASU simplifies the guidance for impairment testing of indefinite-lived intangible assets other than goodwill and gives companies the option to assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test. Companies electing to perform a qualitative assessment are no longer required to calculate the fair value of an indefinite-lived intangible asset unless the company determines, based on a qualitative assessment, that it is “more likely than not” that the asset is impaired. This update is effective for annual impairment tests, or more frequently if deemed appropriate, performed in fiscal years beginning after September 15, 2012; however, early adoption is permitted. GETCO is currently evaluating the impact, if any that this ASU will have on GETCO’s consolidated financial statements.

2.	Fair Value of Financial Instruments

ASC 820-10 Fair Value and Disclosures (“ASC 820-10”) establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The Company values its financial instruments using a hierarchy of fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. The three levels of the fair value hierarchy under ASC 820-10 are as follows:

Level 1	Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access, which does not require significant management judgment.

Level 2	Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The Company deems the best observable data to be that market data which is readily available, regularly distributed or updated, reliable and verifiable, not proprietary, and provided by independent sources that are actively involved in the relevant market. The categorization of a financial instrument within the hierarchy is based upon this pricing transparency of the instrument and does not necessarily correspond to the Company’s perceived risk of that instrument. The more transparent the market value of the asset will dictate our assessment of the level that the asset is placed in the hierarchy.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except per share and unit data)

Securities and options whose values are based on quoted market prices in active markets, and are therefore classified within Level 1, include active listed equities, certain U.S. government and sovereign obligations. The Company does not adjust the quoted price for such instruments, even in situations where the Company holds a large position and a sale could reasonably impact the quoted price.

Money market instruments included in cash and cash equivalents on the consolidated statements of financial condition are classified within Level 1. Fair value for money market instruments is based upon published net asset values.

Securities and options that trade in markets that are not considered to be active, but are valued based on quoted market prices, dealer quotations or alternative pricing sources supported by observable inputs, are classified within Level 2.

Level 3 instruments held by the Company include Depository Trust Clearing Corporation common shares required to ensure status as a clearing member, and preferred shares held as part of a joint back office account agreement with one of the Company’s clearing brokers. These securities do not have active markets and do not have comparable marketable securities. Currently, we believe that the price originally paid for the shares approximates fair value of the stock given the recency of the purchase and the closed nature of the investment. There were no transfers between Levels 1, 2 and 3 during the years ended December 31, 2012 or 2011.

The following table presents the financial instruments carried on the consolidated statements of financial condition by level within the valuation hierarchy as of December 31, 2012 and 2011.

	Balance	Assets at Fair Value as of December 31, 2012
Asset Category	Sheet Classification	Level 1	Level 2	Level 3	Total
Money market securities	A	$296,065	$—	$—	$296,065
United States government obligations on deposit with exchanges	B	7,147	—	—	7,147
Preferred stock	F	199,632	—	—	199,632
Corporate debt securities	C	68,765	—	—	68,765
Mutual funds – bond funds	C	114,872	—	—	114,872
Swaps and forwards*	H	—	570	—	570
Futures	H	(1,115)			(1,115)
Options	C	92,305	—	—	92,305
Equity securities	C	381,218	—	773	381,991

Total		$1,158,889	$570	$773	$1,160,232

	Balance	Liabilities at Fair Value as of December 31, 2012
Liability Category	Sheet Classification	Level 1	Level 2	Level 3	Total
Swaps and forwards	G	$—	$110	$—	$110
Debt securities	D	19,056	—	—	19,056
Options	D	69,757	—	—	69,757
Equity securities	D	423,740	—	—	423,740

Total		$512,553	$110	$—	$512,663

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except per share and unit data)

	Balance	Assets at Fair Value as of December 31, 2011
Asset Category	Sheet Classification	Level 1	Level 2	Level 3	Total
Money market securities	A	$421,578	$—	$—	$421,578
United States government obligations on deposit with exchanges	B	4,999	—	—	4,999
Mutual funds – bond funds	C	30,893	—	—	30,893
Swaps and forwards*	E	—	100	—	100
Futures	H	(1,012)			(1,012)
Options	C	83,417	—	—	83,417
Equity securities	C	125,871	—	600	126,471

Total		$665,746	$100	$600	$666,446

	Balance	Liabilities at Fair Value as of December 31, 2011
Liability Category	Sheet Classification	Level 1	Level 2	Level 3	Total
Options	D	$52,550	$—	$—	$52,550
Equity securities	D	87,980	—	—	87,980

Total		$140,530	$—	$—	$140,530

A.	Cash and cash equivalents
B.	Deposits with clearing organizations and exchanges
C.	Securities and options owned, at fair value
D.	Securities and options sold, not yet purchased, at fair value
E.	Other receivables and other assets
F.	Investments
G.	Accounts payable and accrued expenses
H.	Receivables from clearing brokers and clearing organizations
*	Level 2 assets include an equity swap of $570 and $4 included in Receivables from clearing brokers and clearing organizations at December 31, 2012 and December 31, 2011, respectively.

The following table includes a roll forward of the amounts for the years ended December 31, 2012 and 2011 for investments classified within Level 3.

Fair Value Measurement Using Level 3 Inputs

Balance at December 31, 2009	$231
Purchases of equity securities	375

Balance at December 31, 2010	$606

Purchases of equity securities	369
Sales of equity securities	(375)

Balance at December 31, 2011	$600

Purchases of equity securities	173
Sales of equity securities	—

Balance at December 31, 2012	$773

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except per share and unit data)

3.	Fixed Asset and Leasehold Improvements, net

At December 31, 2012 and 2011, fixed assets and leasehold improvements, net consisted of:

	December 31, 2012	December 31, 2011
Equipment*	$166,676	$148,793
Furniture	9,093	7,599
Software	10,418	14,336
Leasehold improvements	59,917	50,120
Leasehold improvements in progress	1,927	4,821

Total assets, at cost	248,031	225,669
Accumulated depreciation and amortization**	(164,690)	(149,458)

Net	$83,341	$76,211

*	Included in equipment are $63,765 and $43,046 in assets recorded under capital lease obligations at December 31, 2012 and 2011, respectively.
**	The accumulated depreciation on the equipment under capital lease was $42,217 and $25,295 at December 31, 2012 and 2011, respectively.

4.	Receivables From Exchanges and Deposits With Clearing Organizations and Exchanges

Receivables from exchanges represent amounts due from the exchanges resulting from the Company’s trading activities. Exchange and clearing organization deposits represent cash and securities on deposit to meet margin requirements.

5.	Receivables From and Payables to Clearing Brokers and Clearing Organizations

Receivables from clearing brokers and clearing organizations represent amounts due from the clearing brokers and clearing organizations resulting from monies deposited on margin and trading activities. Payables to clearing brokers and clearing organizations represent amounts due to the clearing brokers and clearing organizations due to trading activities.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except per share and unit data)

6.	Investments

In August 2012, the Company invested $87,500 in Preferred Shares of Knight. The investment is deemed an available for sale security. Each Preferred Share has a face value of $1,000 per share and can be converted to 666.67 common shares of Knight. The value of the investment is marked to the close price of Knight common shares on the last trading day of the month using this conversion. The dividend on the Preferred Shares accrues daily at a rate of 2% per annum and is paid quarterly. Soon after the initial investment, the Company sold 2,200 of the Preferred Shares to another investor and realized a gain of $1,100. See Note 21 regarding the mandatory conversion of these Preferred Shares into common shares. Below is a schedule of the strategic investments as of December 31, 2012 and 2011, respectively:

	December 31, 2012	December 31, 2011
Strategic investments at cost:
Investments in exchanges	$44,625	$88,028
Investments in other companies	1,141	2,675

	45,766	90,703
Investments available for sale (at fair value):
Knight preferred shares	199,632	—

Total investments	$245,398	$90,703

Income from investments, net for the years ended December 31, 2012 and 2011 was as follows:

	2012	2011	2010
Dividends received from strategic investments	$15,960	$—	$—
Gain on sale of exchange shares	9,132	27,750	—
Gain on sale of Knight preferred shares	1,094	—	—
Preferred dividend from Knight	687	—	—
Distributions from investments	241	—	—
Impairment of investments	(1,360)	(5,000)	—

Total income from investments	$25,754	$22,750	$—

In addition, the Preferred Shares resulted in an unrealized gain of $114,319 for the year ended December 31, 2012 which was recognized in other comprehensive income.

7.	Intangibles and Goodwill

Intangible amortization expense for the years ended December 31, 2012, 2011, and 2010 was $5,518, $3,595 and $2,172, respectively. These amounts are included in depreciation and amortization expense in the consolidated statements of comprehensive income.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except per share and unit data)

At December 31, 2012 and 2011, intangibles and goodwill, net of amortization, consisted of:

	December 31, 2012	December 31, 2011
Intangibles
NYSE DMM Rights
Gross carrying value	$51,828	$51,828
Accumulated amortization	(9,192)	(5,070)

Net carrying value	42,636	46,758
Acquired technology intangibles
Gross carrying value	5,580	5,580
Accumulated amortization	(2,093)	(697)

Net carrying value	3,487	4,883

Total Intangible assets	$46,123	$51,641

Goodwill	4,645	4,645

Intangibles and goodwill, net of amortization	$50,768	$56,286

At December 31, 2012, the future amortization associated with the aforementioned intangible assets is as follows:

Year Ended December 31,	Intangible Amortization
2013	$5,518
2014	5,518
2015	4,821
2016	4,123
2017	4,123

8.	Notes Payable

In October 2011, the Company issued $15,000 in notes to a single lender. The notes bear interest at 5.95% per annum, require no principal amortization over the term and mature in October 2018. The note agreement includes certain covenants which require the Company, among other things, to maintain compliance with debt to net worth ratios, maintain minimum levels of liquid net assets and maintain minimum net capital levels in its regulated subsidiaries. At December 31, 2012 and 2011 and for the years then ended, the Company was in compliance with these covenants. Below is the interest expense and associated amortization of debt cost issuance related to the notes:

	Year ended December 31,
	2012	2011	2010
Interest expense – Notes payable*	$893	$164	$—

*	Included in Interest expense on corporate borrowings and capital lease obligations
**	Included in Other expenses

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except per share and unit data)

9.	Revolving Credit Facilities

On June 30, 2011, the Company entered into a $30,000 one year unsecured revolving credit facility. On March 30, 2012, the Company amended the unsecured revolving credit facility to increase the limit to $50,000, extend the maturity to July 5, 2015, and create a sub limit for Letters of Credit. Borrowings under the facility may have maturities up to six months and will bear interest at the then current LIBOR rate plus a margin of 2.5% per annum. The facility requires, among other things, the maintenance of a minimum consolidated net worth, a minimum liquidity level and a maximum debt to net worth ratio. At December 31, 2012 and 2011 and for the years then ended, the Company was in compliance with these covenants. During 2012, the Company drew $46,750 on this facility, which was repaid as of December 31, 2012. At December 31, 2012, and 2011, the Company had no amounts drawn under this facility.

On August 12, 2011, Octeg entered into a $50,000 secured revolving credit facility with a single lender. Borrowings under the facility will bear interest at the then current LIBOR rate plus a margin of 1.75% per annum and may be used to finance the purchase and settlement of securities. A commitment fee of 0.30% per annum on the average daily unused portion of the facility is payable quarterly in arrears. The ability to draw on this facility is limited to a percentage of the market value of temporary positions pledged as collateral. The facility requires, among other restrictions, the maintenance of tangible net worth, excess net capital and limits total assets to equity. During 2012, the Company drew $42,000 on this facility, which was repaid as of December 31, 2012. No amount was drawn under the facility at December 31, 2011.

On June 6, 2012, Octeg retired the August 12, 2011 secured revolving credit facility and entered into a $350,000 syndicated secured revolving credit facility with a consortium of banks. Borrowings under the facility will bear interest at the then current LIBOR rate plus a margin of 1.75% per annum and may be used to finance the purchase and settlement of securities. A commitment fee of 0.35% per annum on the average daily unused portion of the facility is payable quarterly in arrears. The ability to draw on this facility is limited to a percentage of the market value of temporary positions pledged as collateral. The facility requires, among other restrictions, the maintenance of total regulatory capital, excess regulatory net capital and limits total assets to total regulatory capital. At December 31, 2012 and for the year then ended, the Company was in compliance with these covenants. No amount was drawn under the facility at December 31, 2012.

Below are the interest expense, commitment fees and associated amortization of debt issuance costs related to the Revolving credit facilities:

	Year ended December 31,
	2012	2011	2010
Interest expense – revolving credit facilities*	$301	$—	$—
Debt placement cost amortization**	276	—	—
Commitment fees**	1,034	—	—

*	Included in Interest expense on corporate borrowings and capital lease obligations
**	Included in Other expenses

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except per share and unit data)

10.	Capital Leases

During 2012 and 2011, the Company entered into capitalized lease obligations related to certain computer equipment. These obligations represent drawdowns under a revolving secured lending facility with a single lender. At December 31, 2012, the obligations have a weighted-average interest rate of 3.9% and are on varying 3-year terms. The carrying amount of the capital leases approximate fair value. The future minimum payments under capitalized leases at December 31, 2012 consist of:

Year Ended December 31,	Minimum Payments
2013	$14,744
2014	8,222
2015	2,072

$25,038

The total interest expense for the years ended December 31, 2012, 2011, and 2010 included in the consolidated statements of comprehensive income is as follows:

	2012	2011	2010
Interest expense – capital leases*	$1,376	$982	$508

*	Included in Interest expense on corporate borrowings and capital lease obligations

11.	Commitments and Contingencies

The Company enters into various agreements that create longer term commitments. The largest of these commitments relates to office space under non-cancellable operating leases that expire at various dates through 2026. The Company also enters into long term leases and contracts related to back office software and components of the trading network infrastructure such as colocation leases, long distance communications lines and maintenance contracts. Since the Company operates as a partnership, it has long term obligations related to the repurchase of membership units, generally payable over 5 years. At December 31, 2012, the aggregate commitments with respect to the aforementioned commitments, exclusive of additional payments that may be required for taxes and operating costs, are as follows:

	2013	2014	2015	2016	2017	Thereafter	Total
Office leases	$9,655	$10,439	$9,716	$9,741	$7,392	$51,392	$98,335
Software	877	202	—	—	—	—	1,079
Network infrastructure	4,619	2,052	1,554	725	227	—	9,177
Member capital repayments	21,240	16,584	20,243	2,378	—	—	60,445

Total commitments	$36,391	$29,277	$31,513	$12,844	$7,619	$51,392	$169,036

Rent expense for the years ended December 31, 2012, 2011, and 2010 was $8,991, $7,443, and $4,886, respectively. Rent expense is included in occupancy, communication and office expense in the consolidated statements of comprehensive income.

In the normal course of business, the Company may enter into certain contracts that contain representations or warranties which may provide general or specific indemnifications to others. Additionally, the Company is subject to certain pending and threatened legal and regulatory actions which arise in the normal course of business. The outcome of these matters is inherently uncertain, particularly with respect to unasserted claims and proceedings in their early stages. Accordingly, loss estimates may change from time to time and actual

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except per share and unit data)

losses may be more or less than the current estimate. The Company accounts for potential losses related to these actions in accordance with ASC 450-10, Contingencies. As of December 31, 2012 and December 31, 2011, reserves provided for potential losses and the range of reasonably possible losses, in excess of reserves, related to litigation, regulatory and related matters were not material, and based on currently available information, the outcome of any proceedings will not have a material adverse effect on the Company’s consolidated operating results or financial condition.

The Company is a member of various exchanges that trade and clear securities and/or futures contracts. Associated with its membership, the Company may be contractually required to pay a proportionate share of the obligations of another unaffiliated member who may default on its obligation to the exchange. While the rules governing different exchange memberships vary, in general, the Company’s guarantee obligations would arise only if the exchange had previously exhausted its resources. In addition, any such guarantee obligation would be apportioned among the other non-defaulting members of the exchange. Management believes any potential losses related to these guarantee obligations under these membership agreements is remote. The Company has not recorded any contingent liability in the financial statements for these agreements.

12.	Employee Benefit Plan

The Company maintains a 401(k) plan covering all eligible employees. The Company does not contribute to the plan.

13.	Related Parties

Certain exchanges in which the Company has strategic investments provide execution services to the Company. The Company also holds Preferred Shares in Knight which pays preferred dividends. Amounts related to these transactions are summarized as follows for the years ended December 31, 2012, 2011 and 2010:

Transactions	Financial Statement Line Item	2012	2011	2010
Execution rebate income	Trading gains and losses, net	$22,176	$69,169	$154,322
Execution fees	Regulatory, exchange, and execution fees	(3,972)	(844)	(244)
Execution rebate receivable	Receivables from exchanges	404	951	910
Preferred Dividends	Income from investments, net	687	—	—

14.	Financial Instruments with Off-Balance-Sheet Risk

The Company, in connection with its proprietary trading activities, may enter into transactions involving derivative financial instruments, including options contracts and other financial instruments with similar characteristics. During the years ended December 31, 2012 and 2011, the Company held primarily options and futures related to U.S. listed equities and foreign exchange contracts.

Options held provide the Company with the opportunity to deliver or take delivery of specified financial instruments at a contract price. Options written obligate the Company to deliver or take delivery of specified financial instruments at a contract price in the event the option is exercised by the holder. Futures provide for the delayed delivery of the underlying instrument. Futures contracts are executed on an exchange, and cash settlement is made on a daily basis for market movements. These contracts are marked-to-market based upon quoted market prices, with gains and losses recorded in the consolidated statements of income in trading gains and losses, net.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except per share and unit data)

The volume of derivative financial instruments can fluctuate significantly based on the trading strategy employed by the Company from time to time. As such, the amounts disclosed in the tables below may not be representative of the overall trading activities in these asset classes and related hedge instruments during the reporting period.

The following tables summarize the fair value of derivatives by type of derivative contract on a gross basis at December 31, 2012 and 2011:

	At December 31, 2012
	Assets		Liabilities
(in thousands, except contracts data)	Fair Value	Contracts	Fair Value	Contracts
Foreign exchange
Futures contracts	$8	500	$—	95
Forward contracts	—	—	110	1

Equity
Futures contracts	114	671	(314)	590
Swap contracts	570	1	—
Options	91,019	197,021	68,006	194,607

Fixed income
Futures contracts	(705)	51,566	864	51,975

Commodity
Futures contracts	(11)	1,611	(29)	1,598

Futures
Options	1,286	2,303	1,751	2,197

Total	$92,281	253,673	$70,388	251,063

	At December 31, 2011
	Assets		Liabilities
	Fair Value	Contracts	Fair Value	Contracts
Foreign exchange
Futures contracts	$—	—	$35	800
Forward contracts	96	1	—	—

Equity
Futures contracts	54	54	1,031	1,234
Swap contracts	4	1	—	—
Options	83,417	251,856	52,550	254,211

Total	$83,571	251,912	$53,616	256,245

The fair values of these contracts are recorded on the consolidated statements of financial condition in Securities and options owned and Securities and options sold, not yet purchased and Receivables from and Payables to clearing brokers and clearing organizations.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except per share and unit data)

The majority of the Company’s transactions with off-balance sheet risk are short-term in duration due to the nature of the Company’s trading strategies.

The table below summarizes net trading gains (amounts reflect trading gains and losses net of all related trading fees) on the derivative instruments for the years ended December 31, 2012, 2011, and 2010.

	For year ended December 31,
	2012	2011	2010
Fixed income
Futures contracts	$60,630	$111,724	$89,543

Foreign exchange
Futures contracts	13,885	18,652	26,943
Forward contracts	(439)	96	517

Commodities
Futures contracts	22,266	14,851	26,410
Options contracts	158	(80)	257

Equity
Futures contracts	47,354	99,961	88,128
Swap contracts	10,196	18,423	4,462
Options contracts	40,270	72,278	74,288

Futures
Options contracts	132	231	3,002

Total	$194,452	$336,136	$313,550

Market Risk

Market risk is the potential for changes in the value of financial instruments. Categories of market risk include, but are not limited to, exposures to equity prices, interest rates and commodity prices. A description of each such market risk category is set forth below:

•	Equity price risks result from exposures to changes in prices and volatilities of individual equities, equity baskets and equity indices.

•	Interest rate risks primarily result from exposures to changes in the level, slope and curvature of the yield curve, the volatility of interest rates and credit spreads.

•	Commodity price risks result from exposures to changes in spot prices, forward prices and volatilities of commodities, such as electricity, natural gas, crude oil and petroleum products.

Market risk is directly impacted by the volatility and liquidity of the markets in which the underlying financial instruments are traded. In many cases, the use of derivative financial instruments serves to modify or offset market risk associated with other transactions and, accordingly, serves to decrease the Company’s overall exposure to market risk. The Company manages its exposure to market risk arising from the use of these derivative financial instruments through various analytical monitoring techniques.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except per share and unit data)

Credit Risk

Credit risk arises from the potential inability of counterparties to perform in accordance with the terms of the contract. The Company’s exposure to credit risk associated with counterparty nonperformance is limited to the current cost to replace all contracts in which the Company has a gain. Exchange traded financial instruments, including options and futures, generally do not give rise to significant counterparty exposure due to the cash settlement procedures for daily market movements or the margin requirements of the individual exchanges and clearing brokers. Substantially all of the Company’s transactions are executed in exchange traded instruments.

Concentrations of Credit Risk

The Company clears the majority of its trades internally, but also uses other third party clearing brokers. Cash and financial instruments held at the Company’s clearing brokers collateralize amounts due to the clearing brokers, if any, and may serve to satisfy regulatory or clearing broker margin requirements. In the event these clearing brokers do not fulfill their obligations, the Company may be exposed to risk. This risk of default also depends on the creditworthiness of the counterparties to each of these transactions. The Company attempts to minimize these credit risks by monitoring the creditworthiness of its clearing brokers.

The Company maintains their cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced and does not expect to experience any losses in such accounts.

Management believes that the Company is not exposed to any significant credit risk as a result of its monitoring procedures and the nature of its financial instruments.

15.	Members’ Equity

Members’ equity is the aggregate of the individual members’ equity accounts. On May 10, 2007, GHC entered into an agreement with GA-GTCO LLC to sell a 21.875% voting interest in the Company. As a result, the Company issued Class P units to GA-GTCO LLC, which has voting rights and preferential rights in liquidation, which provide that these units will be redeemed at initial cost less any distributions to date, as defined.

GHC’s LLC agreement provides for five classes of member units: Class A, Class B, Class E, Class P, and Class H, with both Class A and Class P units having voting rights. Currently, there are no Class H units outstanding. Equity accounts of all members, except for Class E and Class H units, are allocated net income or net loss based upon their percentage of units owned against total outstanding units. Distributions are required to be paid to members in an amount sufficient to cover federal, state and foreign taxes attributable to their allocated income; discretionary distributions are permitted when approved by the Board of Directors and special distributions are permitted to partially retire a members’ interest. Other withdrawals are restricted unless employment has been terminated.

The Company can retire membership units through buybacks and upon termination of employment by the member. Upon termination of employment, the Company generally has the option to repurchase all or a portion of any class of units granted within six months. The purchase price for the unvested units is determined as a percentage of grant date fair value and the purchase price of the vested shares are contractually defined by each grant.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except per share and unit data)

The components of members’ equity for each unit class at December 31, 2012 and 2011 are as follows:

	December 31, 2012	December 31, 2011
Class A units	$261,799	$230,990
Class B units	422,118	455,301
Class P units	218,673	192,435
Class E units	63,221	58,760

Total equity	$965,811	$937,486

A summary of the changes in the Company’s units is as follows:

	Class A Units		Class B Units		Class P Units		Class E Units
	Units	Weighted Average Price	Units	Weighted Average Price	Units	Weighted Average Price	Units	Weighted Average Price
Balance at December 31, 2009	3,808,162	$0.11	5,568,347	$19.02	2,785,689	$125.64	791,000	$73.05
Issued	—	—	294,689	92.25	—	—	126,947	35.45
Retired	(32,879)	82.12	(52,658)	45.54	—	—	(10,000)	0.01

Balance at December 31, 2010	3,775,283	$0.11	5,810,378	$23.32	2,785,689	$125.64	907,947	$68.60
Issued	—	—	374,541	89.53	—	—	496,750	30.71
Retired/Exchanged	(21,033)	0.03	(169,223)	94.16	—	—	(300,550)	0.01

Balance at December 31, 2011	3,754,250	$0.11	6,015,696	$30.75	2,785,689	$125.64	1,104,147	$73.89
Issued	—	—	112,272	88.43	—	—	83,626	32.93
Retired	(66,031)	0.15	(1,348,918)	54.41	—	—	(380,122)	59.06

Balance at December 31, 2012	3,688,219	$0.11	4,779,050	$25.42	2,785,689	$125.64	807,651	$45.26

16.	Membership Unit Award Plan and Incentive Unit Plan

The managing members may, at their discretion, award membership units or options to purchase membership units in the Company. There were no outstanding options to purchase membership units at December 31, 2012 or 2011.

During 2012 and 2011, the Company granted membership unit awards to employees in the form of Class B units. The Class B units are valued at the date of grant based on the estimated enterprise value of the Company. The enterprise value is estimated based on an annual third party valuation using a range of valuation techniques including discounted cash flow, market comparables and recent transactions. Based on this third party valuation, management determines the unit value based on enterprise value divided by units on a fully diluted basis. Prior to 2012, these primarily consisted of non-voting units which vest three years from the grant date. In 2012, the Company changed the vesting of units granted in 2012 to an annual vesting of one-third of the units over the three year period. Upon termination of employment, the Company has the option to repurchase all or a portion of the units granted within six months. The purchase price for the unvested units is determined as a percentage of grant date fair value. The Company classifies these unit awards as equity as the employees receive full membership rights with respect to allocation of income and participation in member distributions. The unamortized value of membership unit awards at December 31, 2012, 2011 and 2010 was $12,007, $24,986, and $25,163, respectively, and is recorded as unrecognized compensation in the consolidated statements of changes in members’ equity. The weighted average amortization period for the unamortized awards at December 31, 2012 is 1.66 years.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except per share and unit data)

The following is a schedule of the changes in the Company’s unvested Class B units:

	Units	Weighted Average Grant-date Fair Value
Unvested as of December 31, 2009	631,096	$146.27
Issued	279,816	92.06
Vested	(206,254)	116.19
Forfeited	(8,480)	161.20

Unvested as of December 31, 2010	696,178	133.21
Issued	374,541	89.53
Vested	(231,931)	179.17
Forfeited	(90,299)	128.65

Unvested as of December 31, 2011	748,489	98.01
Issued	112,272	88.43
Vested	(249,105)	110.50
Forfeited	(194,699)	93.69

Unvested as of December 31, 2012	416,957	89.99

During 2012 and 2011, the Company granted unit awards to employees in the form of Class E units, which are profits interests. The fair value of each Class E unit granted is estimated as of its respective grant date using the Black-Scholes option-pricing model. For the years presented the following assumptions were used in the option pricing model:

	2012	2011	2010
Risk free interest rate	2.20%	1.70%	2.43%
Assumed volatility	40%	40%	40%
Dividend yield	2.50%	1.95%	1.95%
Term	5 yrs.	5 yrs.	5 yrs.

Prior to 2012, these nonvoting units primarily vested three years from the grant date. For units granted in 2012, the Company changed the vesting of Class E units to an annual vesting of one-third of the units over the three year period and provided the Company an option to repurchase the units at the end of 5 years. Class E units allow for future appreciation in excess of the Company’s value over a certain strike price per unit and allocation of income once the units are vested. Upon the departure of an associate, the Class E units are forfeited whether vested or not, and if vested, the cash value of the Class E units above their strike price is paid to the associate. The Company classifies these unit awards as equity. The unamortized value of membership unit awards for the years ended December 31, 2012, 2011, and 2010 was $ 6,932, $18,783, and $12,861, respectively, and is recorded as unrecognized compensation in the consolidated statements of changes in members’ equity. During 2011, certain employees elected the Company’s offer to exchange existing Class E units for new Class E units with modified terms. All exchanges were done at equivalent fair values and, therefore, no compensation expenses were recorded. The weighted average amortization period for unamortized awards at December 31, 2012 is 1.35 years.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except per share and unit data)

The following is a schedule of the changes in the Company’s unvested Class E units:

	Units	Weighted Average Grant-date Fair Value
Unvested as of December 31, 2009	791,000	$77.28
Issued	126,947	35.45
Vested	(531,500)	77.28
Forfeited	—	0.00

Unvested as of December 31, 2010	386,447	54.92
Issued	496,750	30.71
Vested	(137,150)	65.45
Modified	153,950	77.24
Forfeited	(41,600)	49.69

Unvested as of December 31, 2011	858,397	43.49
Issued	83,626	32.93
Vested	(341,017)	55.04
Forfeited	(124,922)	30.43

Unvested as of December 31, 2012	476,084	36.78

The managing members may also award deferred compensation in the form of incentive units under the Incentive Unit Plan (the “Plan”). The incentive units are nonvoting and do not have membership rights or participate in allocation of income. They are eligible to participate in discretionary distributions of the firm as defined in the LLC Agreement. The Plan provides that the incentive units vest at the end of three years from the date of grant and will be redeemed at the end of the 10th year anniversary of the associates’ entrance into the Plan based on the then current value of the Company. In 2012, the incentive units were awarded under the 2012 Incentive Unit Plan (the “2012 Plan”). The 2012 Plan provides that the incentive units granted vest proportionally on anniversary date of the grant over three years or can be vested immediately. All other aspects of the 2012 Plan remain unchanged. The value of these incentive units is determined based on the same methodology used to value the Class B unit awards and the amount expensed is determined based on this valuation multiplied by the percent vested. Deferred compensation payable at December 31, 2012 and 2011 related to incentive units was $3,480, and $2,523, respectively, and is included in accounts payable and accrued expenses on the consolidated statements of financial condition.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except per share and unit data)

The following is a summary of the changes in the incentive units for the years ended December 31, 2012 and 2011:

	Vested	Unvested	Weighted Average Grant-date Fair Value
Incentive units at December 31, 2009	18,099	9,316	$118.62
Issued	—	16,377	84.74
Vested	7,547	(7,547)	89.46
Canceled	(578)	(962)	81.18

Incentive units at December 31, 2010	25,068	17,184	106.85
Issued	—	26,655	85.97
Vested	3,767	(3,767)
Canceled	(2,521)	(4,854)	87.45

Incentive units at December 31, 2011	26,314	35,218	106.85

Issued	786	19,147	86.83
Vested	1,169	(1,169)
Canceled	(4,393)	(8,203)	95.06

Incentive units at December 31, 2012	23,876	44,993	93.58

The following is a summary of expenses recorded net of forfeitures for the various compensation plans:

	For year ended December 31,
	2012	2011	2010
Membership unit expense – Class B Units	$7,450	$31,130	$30,020
Profits interest unit expense – Class E Units	4,870	9,336	19,262
Incentive unit expense	1,264	858	265

Total	$13,584	$41,324	$49,547

17.	Income Taxes

GHC is taxed as a partnership and the majority of its subsidiaries are disregarded limited liability companies under the provisions of the Internal Revenue Code and, accordingly, are not subject to federal income taxes. Instead, the members of GHC are liable for federal income taxes on their proportionate share of taxable income. At December 31, 2012, the tax basis of the partnership was $45,412 lower than the reported amounts of the entity’s assets and liabilities, respectively.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except per share and unit data)

As outlined in Note 1, some of GHC’s subsidiaries are subject to tax in the jurisdictions in which they operate. Income taxes paid by entities that are also included in the GHC partnership return are generally allocated to the partners as tax credits and, therefore, serve to reduce each partner’s tax liability. The income tax provisions for these subsidiaries are recorded based upon the liability method. The allocation of the income tax provision by jurisdiction in the consolidated statements of comprehensive income for the years ended December 31, 2012, 2011 and 2010 is as follows:

	2012	2011	2010
Federal	$1,144	$1,098	$1,805
State	808	405	587
Local	856	550	819
Foreign	7,468	28,788	24,623

Provision for income taxes	$10,276	$30,841	$27,834

GHC’s subsidiaries recognize deferred tax assets and liabilities for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using currently enacted tax rates in effect for the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company has reviewed the components of the net deferred tax asset and concluded that it is more likely than not that the net deferred tax asset will be realized and, therefore, no valuation allowance is required.

Deferred taxes are included in Other assets on the consolidated statements of financial condition, including the following components at December 31, 2012 and 2011:

	December 31, 2012	December 31, 2011
Deferred tax assets:
Employee compensation and benefit plans	$527	$544
Fixed assets and other amortizable assets	3,742	2,830
Lease loss and other reserves	—	22
Tax credit and loss carryforwards	1,041	270

Total deferred tax assets	5,310	3,666

Deferred tax liabilities:
Employee compensation and benefit plans	502	1,265
Fixed assets and other amortizable assets	2,559	405
Carrying value of investments	1,830	—

Total deferred tax liabilities	4,891	1,670

Net deferred tax assets (liabilities)	$419	$1,996

At December 31, 2012 and 2011, there is no tax liability resulting from unrecognized tax benefits related to uncertain tax positions taken or expected to be taken in future tax returns. The Company is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next twelve months. Currently, the Company is under examination for years 2008 through 2011 at the state level. At the federal level, years 2009 through 2012 are still open to audit.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except per share and unit data)

18.	Regulatory Requirements

Getco is subject to Commodity Futures Trading Commission (“CFTC”) net capital requirements. Octeg, GES and GSL are broker-dealers subject to the minimum net capital requirement of SEC Rule 15c3-1. These subsidiaries claim exemptions from SEC Rule 15c3-3 under provisions of section k (2) (i-ii) of that rule. GEL and AT are regulated by the Financial Services Authority and subject to minimum net capital requirements. As of December 31, 2012 and 2011, GET, OCT, GES, GSL, AT and GEL were all in compliance with their respective net capital requirements. GAHK and GAUS were in compliance with their respective net capital requirements as of December 31, 2012.

19.	Earnings per unit

Basic earnings per unit (‘‘EPU’’) is calculated by dividing net income available to the Company’s common unit holders by the weighted average number of common units outstanding during the period. Net income is allocated among the various classes of units using the two-class method. This method is an earnings allocation formula that determines earnings per unit for each class of common units and other participating units according to participation rights in undistributed earnings.

For the years ended December 31, 2012, 2011, and 2010, earnings were allocated to the Class E, Class H, Class P and unvested Class B units based on the weighted average number of each class of unit outstanding during each period as follows:

	2012	2011	2010
Class E units	$577	$3,295	$2,773
Class H units	—	—	10,261
Class P units	3,600	35,641	33,757
Unvested Class B units	810	9,516	8,312

Net income attributable to preferred and participating units	$4,987	$48,452	$55,103

The Company’s Class A and vested Class B units are considered equivalent to common units due to their pro rata participation in earnings and subordination to all other classes of units issued by the Company. Class E unitholders are entitled to distributions only if and when declared, at the discretion of the Board of Directors. Class H unitholders receive distributions equal to the income allocated to them based on the agreed upon formula. Class P unitholders are entitled to distributions on a pro-rata basis with the Class A and Class B unitholders, but have a liquidation preference over Class A and Class B unitholders. The unvested Class B unitholders are entitled to distributions on a pro-rata basis with the vested Class B unitholders; however upon termination of their employment, the unvested Class B unitholders would receive an amount less than what they would have received if the Class B units had vested. As a result, the unvested Class B units are not considered equivalent to the vested Class B units and therefore are considered to be participating units. In calculating net income available to common unit holders, distributions made to Class E units during the period and the pro rata share of income attributable to Class P and unvested Class B units are deducted from net income. The remaining earnings are allocated to the common units and participating units to the extent that each security may share in earnings as if all of the earnings for the period had been distributed. For the year ended December 31, 2012 and 2011, undistributed earnings were allocated to the Class E and Class P units based on the number of each class of unit outstanding at the end of each period.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except per share and unit data)

Diluted EPU is calculated by giving effect to all potential common units outstanding during the period. At December 31, 2012, 2011, and 2010 there were 416,957, 748,489, and 696,178 unvested Class B units outstanding, respectively. However, as the unvested Class B units are entitled to earnings currently on a pro-rata basis with Class A and vested Class B units, the dilutive effect of these unvested Class B units is included as a reduction of the numerator in basic EPU. As a result, diluted EPU equals basic EPU for the periods presented.

20.	Segment Reporting

The Company has three operating segments: (i) Market Making; (ii) Execution Services; and (iii) Corporate and Other. See Note 1 for discussion of the operating segments. The Company’s revenues, expenses, and income (loss) from continuing operations before income taxes (“Pre-tax earnings”) by segment are summarized in the following table:

	2012	2011	2010
Market Making
Revenues	$514,264	$880,528	$861,472
Expenses	485,194	680,256	646,047
Pre-tax earnings[1]	29,070	200,272	215,425
Total Assets	1,414,666	1,193,027	1,104,129
Execution Services
Revenues	$34,736	$25,004	$16,811
Expenses	43,060	41,105	19,324
Pre-tax loss[1]	(8,324)	(16,101)	(2,513)
Total Assets	33,623	19,928	18,743
Corporate and Other
Revenues	$19,595	$25,089	$2,162
Expenses	13,914	15,719	25,384
Pre-tax earnings (loss)[2]	5,681	9,370	(23,222)
Total Assets	245,738	90,703	62,869
Eliminations[3]
Revenues/expenses	$(17,059)	$(15,150)	$(13,500)
Total Assets	(6,491)	(1,303)	(650)
Consolidated
Revenues	$551,536	$915,471	$866,945
Expenses	525,109	721,930	677,255
Pre-tax earnings[1]	26,427	193,541	189,690
Total Assets	1,687,536	1,302,355	1,185,091

1.	During 2012, the Company adjusted the allocation of certain income and expense items related to trading related fees, interest expense and foreign currency gains (losses). These items were previously reported within the Market Making segment and are now reported within the Corporate and Other segment results. Segment revenues, expenses and pre-tax earnings (loss) figures for 2011 and 2010 are stated on a basis consistent with 2012. As it relates to 2011 segment information, the impact of the change in allocation resulted in an approximate $6.4 million increase (decrease) in Market Making expenses (profit) related to internal reallocation of certain expenses as trading related fees, interest expense and foreign currency gains (losses) with an inverse effect to the 2011 Corporate and Other Segment results. There was no adjustment required to 2010 segment information as no such allocations had been applied.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except per share and unit data)

2.	Pre-tax earnings/ (loss) represents segment profit/loss after allocation of support function costs. Support functions include administration, clearing, communications, core technology, facilities, finance, human resources, legal and compliance, risk and senior leadership.
3.	Eliminations revenues/expenses represent fees paid to Execution Services from Market Making.

The Company operates in the U.S. and internationally, primarily in Europe and Asia Pacific. The following table presents revenues by geographic area:

	For the year ended December 31,
	2012	2011	2010
Americas
Revenues	$340,425	$489,537	$527,475
Europe
Revenues	128,399	254,976	230,949
Asia Pacific(1)
Revenues	82,712	170,958	108,521

Total Revenues	$551,536	$915,471	$866,945

1.	Asia Pacific includes Singapore, Hong Kong, Japan, and Australia. During the first quarter of 2013, the Company decided to close its office in Hong Kong.

21.	Subsequent Events

The Company has evaluated the events and transactions that have occurred through April 1, 2013, the date the financial statements were available to be issued, and noted the following additional disclosures:

Merger with Knight Capital

On December 19, 2012, the Company and Knight entered into an agreement for a strategic business combination whereby the Company and Knight will be combined under a new publicly traded holding company. Under the agreement and pending final regulatory approvals, 56.9 million shares of Knight Class A Common Stock on a fully converted basis currently owned by the Company will be retired and the Class A, Class B and Class P unitholders of the Company will receive approximately 230.0 million common shares of Class A Common Stock of the new public holding company and up to 75.0 million warrants to purchase Class A Common Stock of the new public holding company.

Knight Capital Preferred Shares Conversion

On February 28, 2013 (the “Conversion Date”), Knight initiated a conversion transaction of their Preferred Shares into Knight common shares. Knight converted each Preferred Share into common because the pre-determined conversion requirements were achieved as of February 25, 2013. On the Conversion Date, each Knight Preferred Share was converted into 666.667 Knight common shares, including the Preferred Shares which were owned by the Company.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except per share and unit data)

Closure of GETCO Asia Hong Kong Ltd. Office

During the first quarter of 2013, the Company decided to close its office in Hong Kong. The Company estimates the impact on earnings for the year ended December 31, 2013 to be within the range of $2,000 to $3,000 (unaudited).